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                                                                    EXHIBIT 99.2

                          CONSENT OF FINANCIAL ADVISOR

We consent to the use of our fairness opinion letter dated January 25, 2005 forming a part of the Registration Statement on Form S-4 filed by Wilson Bank Holding Company, Lebanon, Tennessee, in connection with the proposed merger of Wilson Bank Holding Company and Community Bank of Smith County, Carthage, Tennessee, to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.

/s/  Professional Bank Services, Inc.

PROFESSIONAL BANK SERVICES, INC.
Louisville, Kentucky
February 4, 2005